Exhibit 2.4

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Concord Medical Services Holdings Limited (the “Company”) is an Cayman Islands exempted company with limited liability and its affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands.

The American depositary shares (“ADSs”), each representing the right to receive three Class A ordinary shares of the Company (the “shares” or “Class A ordinary shares”), are listed and traded on the New York Stock Exchange since December 11, 2009. In connection with this listing (but not for trading), the Class A ordinary shares are registered under Section 12(b) of the Exchange Act. The ADSs are registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form F-6. Accordingly, the ADSs are exempt from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

This exhibit contains a description of the rights of (i) the holders of Class A ordinary shares and (ii) the holders of ADSs. Class A ordinary shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of the Class A ordinary shares.

Ordinary Shares

The following are summaries of material provisions of the Company’s fourth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association), as well as the Companies Law (as amended) of the Cayman Islands insofar as they relate to the material terms of the Company’s ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, investors should read the entire Memorandum and Articles of Association, which has been filed with the annual report on Form 20-F of the Company with the Securities and Exchange Commission (the “SEC”) (File No. 001-34563), and any amendment thereto.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each of the Company’s Class A ordinary shares has par value of $0.0001 per share. All of the outstanding ordinary shares of the Company are fully paid and non-assessable. The ordinary shares are issued in registered form. The respective number of ordinary shares that were issued as of the last day of the fiscal year as report on the annual report on Form 20-F is provided on the cover of such Form 20-F publicly filed by the Company with the United States Securities and Exchange Commission (the “SEC”) (the “Company’s Form 20-F”). Holders of ordinary shares are entitled to receive share certificates. The Company’s holders of ordinary shares who are non-residents of Cayman Islands may freely hold and vote their ordinary shares. See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares—Transfer of Ordinary Shares” of the Company’s Form 20-F.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of the Company’s ordinary shares do not have preemptive right.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

See “General,” “Voting Rights,” “Conversion of the Shares” and “Difference Between Class A and Class B Ordinary Shares” under “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares” of the Company’s Form 20-F.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

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Rights of the Ordinary Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the Company’s Form 20-F with respect to the dividend rights and the rights to share the Company’s profits, voting rights, right to share in any surplus in the event of liquidation, redemption provisions, sinking fund provisions, liability to further capital calls by the Company and any provision discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Variation of Rights of Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares—Variation of Rights of Shares” of the Company’s Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares—Limitations on the Rights to Own Shares” of the Company’s Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Actions Requiring the Approval of a Supermajority of Our Board of Directors” and “Change in Control” under “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares,” and “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law” of the Company’s Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares—Ownership Threshold” of the Company’s Form 20-F.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law” of the Company’s Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ordinary Shares—Changes in Capital” of the Company’s Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Item 12.D.1 and Item 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A., as depositary, issues the ADSs. Each ADS represents an ownership interest in three Class A ordinary shares of the Company deposited with the custodian, as agent of the depositary, under the deposit agreement among the Company, the depositary and the holders of the American Depositary Receipts (“ADRs”) thereunder. Each ADS also represents ownership of any securities, cash or other property deposited with the depositary but which they have not distributed directly to ADS holders. Unless specifically requested by the ADR holders, all ADSs will be issued on the books of the depositary in book-entry form and periodic statements will be mailed to ADR holders which reflect their ownership interest in such ADSs. In this description, references to American depositary receipts or ADRs shall include the statements the holders will receive which reflect the holders’ ownership of ADSs.

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The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

Holders may hold ADSs either directly or indirectly through their broker or other financial institution. If the holders hold ADSs directly, by having an ADS registered in their name on the books of the depositary, such holders are ADR holders. This description assumes that the holders hold their ADSs directly. If the holders hold the ADSs through their broker or financial institution nominee, such holders must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section and should consult with their broker or financial institution to find out what those procedures are.

The Company will not treat ADR holders as shareholders of the Company and the ADR holders will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. The holders’ rights are those of ADR holders. Such rights derive from the terms of the deposit agreement, as amended and restated from time to time, entered into among the Company, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the Class A ordinary shares, the ADR holders must rely on the depositary to exercise the rights of a shareholder on the ADR holders’ behalf.

The deposit agreement and the ADSs are governed by laws of the State of New York. Under the deposit agreement, by holding an ADS or an interest therein, holders and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and by holder an ADS or an interest therein, holders and owners of ADSs each irrevocably waive any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding the foregoing, any action against the Company based on the deposit agreement or the transactions contemplated hereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People's Republic of China and/or the United States, or by the depositary through the commencement of an arbitration pursuant to the deposit agreement.

The following is a summary of what the Company believes to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that may be important to the ADR holders. For more complete information, ADR holders should read the entire deposit agreement and the form of ADR which contains the terms of the ADSs. The deposit agreement, including the form of ADR, are included in an exhibit to the registration statement on Form F-6 (File No. 333-163559) which the depositary filed with the SEC on October 19, 2015 for the Company. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will the ADR holders receive dividends and other distributions on the shares underlying their ADSs?

The Company may make various types of distributions with respect to its securities. The depositary has agreed that, to the extent practicable, it will pay to the ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. The ADR holders will receive these distributions in proportion to the number of underlying securities that the ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to Receive Additional Shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if the Company provides evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if the Company does not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

The Company has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

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Elective Distributions in Cash or Shares

Whenever the Company intends to distribute a dividend payable at the election of the holders of shares in cash or in additional shares, the Company will give notice thereof to the depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to ADR holders. The Company shall assist the depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) the Company shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation, at the expense of the Company. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary will establish a record date and establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. Nothing herein shall obligate the depositary to make available to ADR holders a method to receive the elective dividend in shares (rather than ADSs). There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if a ADR holder or its broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited with the custodian must be accompanied by certain delivery documentation, and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct..

The custodian will hold all deposited shares for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When ADR holders turn in their ADR certificates at the depositary’s office, or when the ADR holders provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to the ADR holders or upon the ADR holders’ written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At the ADR holders’ risk, expense and request, the depositary may deliver deposited securities at such other place as the ADR holders’ may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing the Company’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

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•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with the Company if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by the Company) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do the ADR holders vote?

If the depositary asks the ADR holders to provide the depositary with voting instructions, the ADR holders may instruct the depositary how to exercise the voting rights for the shares which underlie the ADR holders’ ADSs. As soon as practicable after receiving notice from the Company of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares or other deposited securities, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how the ADR holders may instruct the depositary to exercise the voting rights for the shares which underlie the ADR holders’ ADSs, including instructions for giving a discretionary proxy to a person designated by the Company. For instructions to be valid, the depositary must receive them in the manner and on or before the time specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as the ADR holders instruct.

The depositary will only vote or attempt to vote as the ADR holders instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that the ADR holders will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view the Company’s reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from the Company which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

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Additionally, if the Company makes any written communications generally available to holders of the shares of the Company, and the Company furnishes copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Reclassifications, Recapitalizations and Mergers

If the Company takes certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of the Company’s assets, then the depositary may choose to, and shall if reasonably requested by the Company:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

The Company may agree with the depositary to amend the deposit agreement and the ADSs without ADR holders’ consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, the Company and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair the right of the holder of any ADR to surrender such ADR and receive the deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at the Company’s written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after the Company’s notice of removal was first provided to the depositary. After the date so fixed for termination, .(a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC (as defined below) eligible so that neither The Depositary Trust Company (“DTC”) nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all deposited securities to the Company along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide the Company with a copy of the ADR register maintained by the depositary. Upon receipt of such deposited securities and the ADR register maintained by the depositary, the Company has agreed to use its best efforts to issue to each registered holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to the Company, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After the Company receives the copy of the ADR register and the deposited securities, the Company shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares to the ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.

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Limitations on Obligations and Liability to ADR Holders

Limits on the Company’s obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, the Company or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or the Company’s transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, the Company and the Company’s respective agents. Neither the Company nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, nationalization or other circumstance beyond the control of Company, the depositary or the Company’s respective agents shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by the Company, the depositary or the Company’s respective agents (including, without limitation, voting);

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•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in the Company’s opinion may involve the Company in expense or liability, unless indemnity satisfactory to the Company against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The depositary has no obligation to inform holders or any other holders of any interest in any ADSs about the requirements of Cayman Islands or the People’s Republic of China and Hong Kong Special Administrative Region law, rules or regulations or any changes therein or thereto. Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Company, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.  Neither the Company nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs. The depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from the Company. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (excluding legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

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In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of the Company and affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions the Company may provide in respect thereof. The Company reserves the right to instruct ADR holders to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit the Company to deal with the ADR holders directly as a holder of shares and, by holding an ADS or an interest therein, the ADR holders will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of the Company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when requested by the Company to the extent required by applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

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